Exhibit 99.1

What a crazy week, huh. I’m sure none of us could have anticipated how the week was going to start, yet here we are three days removed from the acquisition news and our group is humming along.

I’ve talked to some of you in group settings and some in individual settings and I’ve been very impressed, but not at all surprised, by the general perspective – “We don’t really have a lot of details to know for sure, but this sounds like it could be a great thing for Entertainment and for me personally”. With everyone I’ve spoken to there’s been a calm patience; a maturity about the events thus far. All of us have some anxiety around the unknowns, but the trust and faith shown by all is impressive. I’ve already said it but I’ll repeat it – I’m not at all surprised by peoples’ reactions. We’ve got a first class team with the absolute best people. The ‘attitude and aptitude’ foundation that we look for in everyone shines through and it’s time like these when this constitution helps all concerned.

How have our customers reacted ? As you would expect the reactions have been varied, though pleasingly none have been negative. If there are any concerns it’s that our great service will somehow become affected. Our customers love us and they don’t want to see that personalized attention wane. It won’t, it can’t, and I won’t allow that to happen. Not surprisingly there have been quite a few questions about the future of their hardware. I addressed our Advisory Board, a group made up of ten or so of our most strategic customers and not only committed to the future of the platforms but suggested that if they did have concerns that we make it a contract item i.e. we will contractually commit to the hardware they have now along with future purchases. We have some customers with International operations and they are thrilled at the potential of our future global reach.

One final comment with regard to the acquisition. Multiple people I spoke to yesterday basically said “Can you stop checking on me. I’m fine, I’m busy and I just want to get back to work”. The sentiment seems to be a general one. Each of us processes thing differently and on different timelines. My desire is to ensure that each of you is comfortable and in a good place, but I don’t want any of our managers to be needlessly taking up your time, unless of course it’s something you desire. If talking will help you please help us by reaching out. In the meantime, we’ll leave you alone and let you work.

Thanks

Martin Dalziel

Important Information about the Tender Offer

The Offer described herein has not yet commenced, and the information attached is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the Offer is commenced, NCR will cause Ranger Acquisition Corporation to file a tender offer statement on Schedule TO with the SEC. Investors and Radiant shareholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by Radiant with the SEC, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov. A copy of the tender offer statement and the solicitation/recommendation statement will be made available free of charge to all shareholders of Radiant Systems, Inc. at www.radiantsystems.com or by contacting Radiant Systems, Inc. at 3925 Brookside Parkway, Alpharetta, Georgia 30022, Attn: Investor Relations Director, (770) 576-6000.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “future”; “anticipate”; “potential”; “believe”; or similar statements are forward-looking statements. Risks and uncertainties include uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of the Radiant shareholders will tender their stock in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, business partners or governmental entities; as well as risks detailed from time to time in Radiant’s public disclosure filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, subsequent quarterly filings on Form 10-Q and the solicitation/recommendation statement to be filed in connection with the tender offer. The information contained herein is as of July 14, 2011. Radiant disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the filing of this information or otherwise, except as expressly required by law. Copies of Radiant’s public disclosure filings are available from its investor relations department.